Exhibit 34.1

Report of Independent Registered Public Accounting Firm

The Board of Directors
American Honda Finance Corporation:

We have examined American Honda Finance Corporation’s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for Asset Backed Notes, Series 2006-1, except for the servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the asset-backed securities transactions being serviced as of March 31, 2006 and for the four-day period from March 28, 2006 (the date of issuance of the Honda Auto Receivables 2006-1 Owner Trust) through March 31, 2006. Management is responsible for American Honda Finance Corporation’s compliance with those servicing criteria. Our responsibility is to express an opinion on American Honda Finance Corporation’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with 1122(d)(1)(i) and 1122(d)(1)(ii) applicable to American Honda Finance Corporation during the four-day period ended March 31, 2006. There were no policies and procedures instituted to monitor any performance or other triggers and events of defaults in accordance with the transaction agreement. There were no policies and procedures instituted to monitor third-party performance and compliance with servicing activities.

In our opinion, except for the material noncompliance described in the third paragraph, American Honda Finance Corporation complied, in all material respects, with the aforementioned servicing criteria for the four-day period ended March 31, 2006.

/s/ KPMG LLP

Los Angeles, California

March 21, 2007